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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25



                           NOTIFICATION OF LATE FILING


     [_] Form 10-KSB    [_] Form 11-K    [X] Form 10-QSB     [_] Form N-SAR


          For Period Ended: June 30, 2001

     [_]  Transition Report on Form 10-K

     [_]  Transition Report on Form 20-F

     [_]  Transition Report on Form 11-K

     [_]  Transition Report on Form 10-Q

     [_]  Transition Report on Form N-SAR

          For the Transition Period Ended:______________________________________

     Read attached instruction sheet before preparing form. Please print or type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: ________________________



                                     PART I
                             REGISTRANT INFORMATION



Full name of registrant:    China Resources Development, Inc.

Former name if applicable:

________________________________________________________________________________

Address of principal executive office (Street and number)

  Room 2105, West Tower, Shun Tak Centre, 168-200 Connaught Road Central
________________________________________________________________________________

City, state and zip code

  Hong Kong
________________________________________________________________________________



                                    PART II
                             RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b) [Paragraph 23,047], the following should be completed.
(Check box if appropriate.)

[x]  |    (a)  The reasons  described in  reasonable  detail in Part III of this
     |         form  could  not be  eliminated  without  unreasonable  effort or
     |         expense;
     |
     |    (b)  The subject annual report,  semi-annual report, transition report
     |         on Form 10-K/SB,  20-F,  11-K or Form N-SAR, or portion thereof
[x]  |         will be filed  on or  before  the  15th  calendar  day  following
     |         the prescribed  due  date;  or  the  subject   quarterly   report
     |         or transition  report on Form 10-Q, or portion thereof will be
     |         filed on or before the fifth  calendar day following the
     |         prescribed due date; and [Amended in Release No. 34-26589
     |         (Paragraph 72,435), effective April 12, 1989, 54 F.R. 10306.]
     |
     |    (c)  The  accountant's  statement  or other  exhibit  required by Rule
     |         12b-25(c) has been attached if applicable.

                                    PART III
                                   NARRATIVE

     State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. [Amended in Release No. 34-26589 (Paragraph 72,435), effective April 12, 1989, 54 F.R. 10306.]



         The Form 10-QSB could not be filed within the prescribed time because additional time is required for completion of consolidation of financial statements, currency translation and subsequent review by auditors.



                                    PART IV
                               OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Wong Wah On                                (852) 2810-7205
     ---------------------------------------------------------------------------
                       (Name)                     (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 [X] Yes  [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [ ] Yes [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.





                           China Resources Development, Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date   August 14, 2001             By  /s/ Ching Lung Po
----------------------        ---------------------------------------------
                                       Ching Lung Po, President